Exhibit 99.1

Transcript of
WidePoint Corp
Fourth Quarter and Fiscal Year 2019 Earnings Call
March 24, 2020

Participants
Jin Kang - President & Chief Executive Officer
Jason Holloway - Chief Sales & Marketing Officer
Kellie Kim - Executive Vice President & CFO

Analysts
Mike Crawford - B. Riley FBR, Inc.
Barry Sine - Spartan Capital Securities LLC

Presentation

Operator
Good afternoon. Welcome to WidePoint's Fourth Quarter and Full-Year 2019 Earnings Conference Call. My name is Jess and I will be your operator for today's call. Joining us for today's presentation is WidePoint's President and CEO, Jin Kang; Chief Sales and Marketing Officer, Jason Holloway; and Executive Vice President and CFO, Kellie Kim.

Following their remarks we will open up the call for questions from WidePoint's publishing analysts and major institutional investors. If your questions are not taken today or you would like additional information, please contact WidePoint's Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint's Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-K filed with the Securities and Exchange Commission. Finally, I would like to remind everyone that this call will be available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

I would now like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin Kang - President & Chief Executive Officer
Thank you, operator and good afternoon to everyone. Thank you for joining us today to review our financial results for the fourth quarter and full-year 2019. The fourth quarter of 2019 was a strong finish to what has been a pivotal year for our business. From a financial perspective, the quarter was highlighted by a 13% increase in revenues with $28.1 million and adjusted EBITDA of $1 million, which is in line with the same quarter 2018.

Additionally, Q4 2019 marked our 10th consecutive quarter of positive adjusted EBITDA and the highest fourth quarter revenue in company history. The positive financial results of the fourth quarter along with our success throughout the year, ensure that we not only matched, but in some instances exceeded our financial targets for the year.

For the full-year 2019, revenue increased 22% to $101.7 million, well above our original guidance and above the $95 million in revenue we were targeting in December. Our adjusted EBITDA came in at $3.6 million which is right at the top end of our guidance range and 98% higher than our adjusted EBITDA in 2018.

Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

Additionally, we recognized net income in 2019, which is a substantial improvement from the $1.5 million net loss we recognized a year-ago. We're obviously pleased to be exceeding the expectations of our revenue, which we updated at the end of last year. But it's worth noting that much of the revenue increases in both the fourth quarter and the full-year were driven by carrier services. This trend is similar to what we witnessed in the third quarter and which we discussed during our last call.

As a reminder, carrier services is low margin business that is a necessary component of mobility management services. So while these revenues may artificially suppress our margin profile, taking on this type of work, does allow us to procure material contracts like the ones we have with DHS and CDW and for reasons which should be apparent, these contracts are beneficial to our business. They help us secure important contracts which serve as excellent proof points and allow us to market more effectively to prospective clients.

So while we're not actively working to grow this section of our business, we don't shy away from it on principle, as the benefit can frequently outweigh the cost. In 2019, carrier services increased due to our work with the U.S. Coast Guard and the work we're doing alongside the U.S. Department of Commerce to support the 2020 census, which I'll speak more about in a moment.

Now let me cover the substantial improvements we made to the bottom line. We've had two priorities for WidePoint over the past few years, to grow the top line and to drive profitability. When you consider the level of uncertainty that exists in the market today, driving $3.6 million in adjusted EBITDA and achieving our first full-year of positive net income in seven years, could not be more timely.

And when you couple this profitability with the fact that we generated $5.9 million in cash from operations during 2019, it becomes apparent that we've accomplished one of our primary goals of establishing a stable business, a business with opportunities for continued growth and one that is well-positioned to handle the present and potential obstacles created by the current macro environment.

Much of the world may be on unsure footing, but due to the stability we've created at WidePoint, we believe there is good reason to remain optimistic in our future. So with that in mind, let's take a look at some of the major developments that occurred in the past few months.

Subsequent to our most recent conference call in November of last year, DHS released the RFP for the Cellular Wireless Managed Services Contract, or CWMS. This is the RFP we have all been waiting for since the end of 2018, when the contract was originally scheduled to come up for recompete and which we’ve discussed at length on each of our recent calls.

Now, as you all know, the timing of this contract award has been malleable and the multiple extensions have understandably made all of us eager to know the final results. Those of you who saw the press release, which we issued at the beginning of March, will already be aware that we’ve received some clarity on this contract. However, it was not exactly packaged the way we originally anticipated.

On March 2, 2020 after the RFP had already been issued, DHS opted to cancel the recompete. We can discuss the rationale in more detail during the Q&A for those who are curious, but suffice it to say that there were contractual clauses which the department felt needed to be altered. As a result of these changes, DHS has chosen to conduct an open market solicitation and will not adhere to the original schedule announced in the previous RFP releases. Instead, DHS will be issuing the new recompete as a small business set aside.

For those of you unfamiliar with this concept, the government occasionally limits competition for certain contracts to small businesses in an effort to provide them with a more level playing field. These contracts, known as small business set asides, help small businesses compete for and win federal contracts. That's now the route that DHS opted to take with the CWMS contract.

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

The good news for us is that WidePoint currently meets all the solicitation requirements for this new process. And for all the reasons we have discussed on prior calls, including our excellent past performance and deeply integrated solutions, we stand extremely well-positioned to re-win this contract. In the meantime, DHS issued a notice of intent to solicit an award, an interim sole source, indefinite delivery, indefinite quantity or IDIQ contract to WidePoint for the procurement of cellular wireless managed services.

The notice confirmed that the anticipated period of performance for the sole source award will be 12 months from the award date. This IDIQ will serve as an interim contract to provide uninterrupted CWMS support for DHS, while the department conducts the acquisition of the replacement contract. While this is not exactly the results we anticipated. The uncertainty regarding this contract has been eliminated for the time being.

We should have a 12-month contract in place by the end of April, and we remain just as prepared as ever to leverage our strong relationship, our high quality, deeply integrated solutions and our seasoned staff members to ensure that we have the best chance possible of resecuring this business for a longer contract term. The anticipated award date for the replacement contract is October 10th of this year. However, this is a tentative date and it may change.

Now that we're well into 2020, I'd like to take this opportunity to share some updates on our biggest project of the year, the 2020 U.S. Census. As I mentioned, in November, we’ve partnered with CDW-G to assist the U.S. Census Bureau in its decennial survey of the American population. Our role in this project is to manage roughly half a million mobile devices being used to conduct this survey. So far, we have customized, configured and tested our Intelligent Telecommunication Management System, or ITMS to be used for providing device as a service solution to the Census Bureau.

We utilized our system to successfully support the address canvassing project where we help activate, deploy, track and decommission over 60,000 devices during the third quarter of 2019. Additionally, our staff provided training and help desk support throughout the address canvassing project to over 60,000 enumerators. We are currently ramping up our help desk to support the full decennial census project.

It's worth noting that the U.S. Census is the largest device-as-a-service project in the U.S. It would be difficult for any organization, regardless of size and expertise, to adapt their infrastructure to undertake such a large project. For us, it serves as an ideal proof point for one of our core competencies, and that is our ability to scale quickly and effectively.

Our organization's flexibility and our ability to deliver high quality service to all of our clients, regardless of size of contract is a key differentiator that is often overlooked by those who aren't directly involved in our industry. However, this is something our customers are intimately familiar with, and it's one of the reasons we're able to consistently beat our competition and expand their capabilities while ensuring our organizations continue to operate efficiently.

As the year progresses, we'll continue to share updates as they materialize. But for now, I'd like to turn our attention back to some of the other changes we made at WidePoint during the latter part of 2019. In December of last year, we announced that our CFO search had concluded as we found an excellent addition to our team in Kellie Kim, who is with us on the call today. Kellie has only been with our organization for a few months, but she's done a fantastic job so far. Her addition has allowed Ian Sparling to return to focusing his full attention on his responsibility at Soft-ex. As a result, our Executive leadership has been strengthened and our organization is functioning even more efficiently. I want to take a moment to thank Ian for stepping up during a time of transition. Thank you very much, Ian, for a job well done.

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

In a few moments, Kellie will come on to take us through the financials. But first, I'm going to turn the call over to Jason to give us an overview of our major sales initiatives in 2019 and some of our prospects for 2020. Jason?

Jason Holloway - Chief Sales & Marketing Officer
Thank you, Jin. As Jin mentioned, our revenue growth in 2019 was driven predominantly by two factors: the Census address canvassing support occurring in the second half of the year and the successful execution of our sales strategy throughout the entire year. In each quarter of 2019, we announced material contracts which speak to our ability to expand deployments with current customers by cross-selling and up-selling our services, and our capacity to leverage the power of our systems integrator partners to expand our footprint in new markets.

During the first quarter, we received a $1.6 million expansion order from the U.S. Customs and Border Protection or CBP. With this contract, CBP, which was already a customer, expanded their wireless footprint and increased their work with us by approximately 50%. Shortly afterwards, we announced that we had partnered with Leidos and was part of their winning bid on the NASA NEST contract. This is a major example in 2019 of our ability to successfully leverage the well-capitalized sales teams of a systems integrator partner to win new business for WidePoint and expand our brand awareness.

During Q1, we were also able to expand our service offerings with CNA, a longtime identity management customer, to include wireless and wireline telecommunications management. In the second quarter, our subsidiary, Soft-ex, renewed its contract with a global communications service provider. This contract is adding $6 million to our top line over a three-year period as we work in tandem with the CSP to deliver cloud and onsite telecom and analytics solutions for the CSP's client base.

And later in July, we announced that we had secured several contract renewals and modifications from current federal government customers, which added $5.3 million to the top line. In Q3, we received an aggregate of $14.7 million in contract awards, which included expansions and extensions with current customers as well as contracts with new clients. More recently, we've expanded our work with CSG International.

Toward the end of 2018, we launched a partnership with Soft-ex and CSG to deliver a joint customer communications management platform for both existing and new CSG clients. The goal of this project has been to help traditional service providers evolve into digital service providers and improve their customer loyalty and customer retention.

One of the ways we've done that is by working alongside CSG to convert their customer’s bill into a marketing tool. The bill is one of the few documents a customer is almost guaranteed to read, so it's the perfect item to convert into a lead generation tool with targeted advertising. Since successfully implementing that program, we've been expanding our work with CSG clients to tackle several new and exciting digital billing opportunities.

Traditionally, sales lead times in the CSP space tend to be quite long and we remain optimistic with the growing pipeline of opportunities. In Q4, we finished very strong in the federal market with $7 million and $1.3 million in commercial deals, totaling $8.3 million. This is a mix of new awards, up-selling and extensions of contracts. Throughout 2019, our TM2 strategy was very well received by both the federal market and the commercial market.

Regarding the Identity Management Group, we continued to set company records with respect to the issuance of our ECA credentials. We have seen material increases of both our credentials as well as our PKI certs [ph] year-over-year since the current executive management team took over in 2017. Obviously, given the volume and the increase in revenues, 2019 was a successful year from a sales perspective.

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

However, there are two particular things among all of these contracts that are worth highlighting. Many of the large contracts we announced were expansions with current customers and many of these contracts are long-term. They typically last for three to five years, depending on whether the customer is a commercial or a federal client.

Expansions and contract lengths are critical for two reasons: first, they are a testament to how sticky we are as a business. WidePoint's customer retention is over 95% and that's because we provide a necessary service that simplifies our client's operations and saves them money in the process. And because we're very good at this, clients don't just stay with WidePoint, but they frequently expand their work with us.

Second, these contracts are nearly all long-term. That means the majority of our revenues are essentially recurring. We've built a sticky business with predictable revenues. Those are great qualities for any company, but they’re especially pertinent now. Going forward, we have every intention of continuing these trends. Our goals in 2020 are to continue to drive organic growth and to do so by utilizing the strategy that has continued to be effective for us.

We've had great success expanding through strategic partnerships, as evidenced by our work with Leidos on the NASA NEST Contract and our current work with CDW-G on the Census Project and leveraging the well-capitalized sales teams as well-established relationships of our systems integrators partners will remain a critical channel for us as it allows WidePoint to remain flexible and dynamic by minimizing our overhead.

Also, let's not forget about our renewed relationship with Gartner, in which our Director of Commercial Sales and our Marketing Director have been working very closely with several Gartner analysts. To that end, we've already seen this strategy generating traction for us in the first few months of 2020. Stay tuned for the next conference call in which we will be discussing a brand new partnership with a major American multinational corporation that provides B2B services.

While no one knows exactly how contracts and sales channels will be affected by the changing landscape brought on by recent macro events, we believe there is a reason to remain optimistic about WidePoint's prospects in 2020 and beyond, given the nature of our contracts and our client base, coupled with the momentum we've been building over the past few months.

Additionally, as much of the world has suddenly shifted to remote working, large enterprises are looking for well-vetted, quickly scalable solutions that can help them make the transition, and we're ready to help. The core of TM2 is helping large enterprises navigate the complexity of the mobile landscape. We help organizations understand where their mobile assets are and how they are being used, and we help ensure these assets are secure and only accessible by the properly authorized people.

As the world relies more on working remotely and thereby more mobile, the number of devices may increase, and it stands to reason that the need to secure these devices with end-to-end encryption could also increase. So, if anything, we believe there may be additional opportunities for us to help large enterprises throughout these trying times. Overall, it's been an excellent year for our business and we look forward to continuing our sales initiatives throughout the year.

With that, I will hand the call over to Kellie.

Kellie Kim - Executive Vice President & CFO
Thank you, Jason. As noted in our earnings release, we finished the year with record revenues, produced positive adjusted EBITDA for the 10th consecutive quarter and the full-year and earned a positive net income for the full-year 2019.

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

Turning to our results for the fourth quarter and full-year of 2019, fourth quarter revenue was $28.1 million, up 13% from the $24.8 million reported last year. Year-over-year growth was primarily driven by increase in revenue from carrier services.

Our gross profit for the fourth quarter increased 6% to $4.8 million from $4.5 million in the fourth quarter of 2018. Gross margin was 16.9% in the fourth quarter, compared to 18.1% in the fourth quarter of 2018. The decrease in gross margin was driven by the increase in carrier services revenues previously discussed.

In the fourth quarter 2019, operating expenses increased by 19% to $4.5 million from $3.7 million in the fourth quarter of last year. As a percentage of revenue, operating expenses amounted to 15.9% of revenue, slightly up as compared to 15.1% in the fourth quarter of 2018.

For the fourth quarter 2019, GAAP net loss was $34,000, an improvement from a loss of $412,000 in the fourth quarter of 2018. On a non-GAAP basis, adjusted EBITDA for the fourth quarter 2019 of $1 million was in line with last year.

Now let's give you a more detailed overview of the full-year 2019 financial performance. We had record revenue of $101.7 million, up 22% from $83.7 million a year-ago. This performance was driven by 37% growth in carrier services, which was slightly offset by 2% decline in managed services. The increase in carrier services was primarily due to the U.S. Census Project. The decrease in managed services was primarily due to a decline in product resale revenue, which was partially offset by increases in billable services fees.

For the full-year 2019, gross profit increased 14% to $17.4 million from $15.3 million in 2018. Gross margin was 17.1% in 2019, compared to 18.2% in 2018. The drop in gross margin reflects higher mix of carrier services revenue in 2019. We consider revenue from carrier services to be very low margin revenue, and in 2019 accounted for 68% of revenue compared to 60% in 2018.

Operating expenses increased 7% to $16.5 million from $15.5 million in 2018. As a percentage of revenue, operating expenses amounted to 16.2% of revenue compared to 18.5% in 2018. The increase in operating expense for full-year 2019 relative to 2018 was mainly due to increases in general and administrative expense and depreciation and amortization expense.

For the full-year 2019, net income was $226,000, which compares to a net loss of $1.5 million in the prior year. Our non-GAAP adjusted EBITDA was $3.6 million or 3.5% of revenue compared to $1.8 million or 2.2% of revenue in 2018.

Shifting to the balance sheet, we exited the year with $6.9 million in cash, net working capital of $5 million and approximately $5 million available to draw down on our credit facility. In addition, adoption of the new accounting policy on leases has led to the generation of a material asset and associated liability within the balance sheet, the details of which may be found in our 10-K.

Due to our strong cash position, we saw the opportunity to use our excess cash to implement a stock repurchase program. In 2019, we repurchased, in the open market, approximately 864,000 shares for a total cash outlay of $366,000. We have purchased an additional 24,000 shares for approximately $10,000 since December 31, 2019. However, on March 9, we opted to suspend the stock repurchase program to preserve our cash balance due to the uncertainty caused by the coronavirus pandemic.

This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-K, which was filed prior to this call. So with that, I would like to turn it back to Jin.

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

Jin Kang - President & Chief Executive Officer
Thank you, Kellie, and thank you, Jason. Before we open the call to questions, I will address a few more important points about which I know many of our shareholders are curious. The first is our progress on receiving a FedRAMP certification. The FedRAMP certification is currently tied to our CWMS recompete. Once the full award is announced and assuming that we win, we anticipate DHS will provide the required sponsorship to begin the FedRAMP certification.

We are also seeking a FedRAMP sponsorship through our customer and the Department of Defense. While we wait for our sponsorship, we are preparing our system and the necessary documentation and work products for the eventual FedRAMP certification process. We have engaged with one of our partners who is a subject matter expert in FedRAMP certification to help us prepare these documents and work products to get ahead on the process, one sponsorship has received.

The good news is that we still maintain our authorization to operate, or ATO, from DHS, which is a testament to the quality of the security posture of our delivery system ITMS, and our ability to meet the requirements of FedRAMP certification. We have ATOs from both DHS and the Department of Commerce. So overall, 2019 was another successful year for WidePoint, and we enter 2020 with a great deal of momentum, in large part due to the Census and the NASA NEST projects, which are now running at full speed.

However, there's obviously a great deal of uncertainty in the world at this time. COVID-19, has had a material impact on all of us, and the second order effects on the global economy have been unprecedented. For those reasons, the management team and the Board of Directors have concluded that it will be prudent to suspend issuing guidance for the full-year until we have more insight into the broader situation.

We understand that investors are eager to learn about our expectations for 2020, and it is our intention to provide as much clarity into the situation as we can, when we can. But due to the extraordinary circumstances, we do not believe providing a financial outlook for the full-year 2020 to be constructive. However, we do currently have more insight into how the first quarter has progressed, so we will be providing guidance for the first quarter of 2020.

For the first quarter, we anticipate revenue to range between $26 million and $31 million, and we expect adjusted EBITDA to be between $0.8 million and $0.9 million. Going forward, it is our intention to reinstitute annual guidance as soon as we have enough clarity to do so. While we cannot predict what the coming year will look like, we believe there is good reason to suspect that our business has been relatively insulated from the broader effects so far.

From a logistical perspective, we run a global organization that is already designed for flexible working conditions. We're used to working off site from different locations at different times. So there are no major pain points for us as we shift to a more remote work environment. And as Jason alluded to in his remarks, there may actually be opportunities for us to help those enterprises that are experiencing complications from the rapid transition to working remotely.

We're fortunate to have a stable business, which was profitable in 2019, and that is continuing to generate cash as well as an incredibly robust customer base that should be able to weather the dynamic market conditions relatively well. While no industry is immune to the effects of COVID-19, we serve predominantly large federal and commercial enterprises. That means there's a lower risk of insolvency. And in theory, the demand for our solutions should be impacted less than other industries. That is at least how we see things based on the information we have today.

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

Obviously, the state of the world is evolving almost daily. So all of this is subject to change. We could see demand for certain products increase, but it is also possible that a long protracted downturn in the economy and interruption to the supply chain could affect our performance. We'll continue to monitor the situation closely and adjust accordingly. But all in all, we believe we are well prepared to continue executing on our strategy for the betterment of our customers and our shareholders in 2020.

With that covered, we are ready to take questions from our major shareholders and analysts. Operator, will you please open the call for questions?

Operator
Certainly. [Operator instructions]. We'll go first to Mike Crawford with B. Riley FBR.

Q: Thank you. To the extent in the last few weeks are any guide, can you just comment on how your operations have changed in our coronavirus infested world?

Jin Kang - President & Chief Executive Officer
Yes. Hi, Mike. Thank you. Thank you for that question. And, you know, we have been working diligently to make sure that we cover the bases in terms of making our organization more resilient and more remote. A lot of our folks, most of our folks are working off-site, and luckily we're able to do that. We are taking advantage of various technology where we are able to take our computers home, take our handsets home and to be able to field all of the questions.

And I think we're relatively well-placed and well insulated. As I said, our customers are large federal agencies and commercial customers. And we count among some of our customers, customers like NIAID, for example, National Institute of Allergy and Infectious Disease; CDC, Centers for Disease Control and Prevention; Health and Human Services; USACE Army Corps of Engineers, who is now building some emergency hospital shelters; DHS and CBP, Border Crossings, etc. And so I think we are well placed, but because they may be receiving some additional missions, I think that there's little risk in the agency shutting down and on the contrary, there may be some additional reliance on these mobile devices. And that's what we're doing as well, we're relying on our mobile devices or smartphones.

And so I think we're relatively well-insulated, but we have noticed that over the last week or two we’ve seen our help desk call volumes go up for some of these customers. However, we have also seen commercial customers call volume go down. I think that that's because a lot of the folks are either working remotely or perhaps they're taking a leave. And also we have seen our order volumes for accessories go down a little bit and we are getting a lot of mixed signals because the call volumes are going up, orders are going down. So things are changing, almost hourly. So we are keeping a very close eye on the situation. So stay tuned, but in terms of our ability to manage our mobile workforce to be able to work off-site, so far it's been very smooth, and we thank our IT department for making sure that all of our infrastructure is in place for that.

Q: Okay. Thank you.

Jin Kang - President & Chief Executive Officer
Does that answer your question?

Q: Yes, yes. Thank you. So getting back to the DHS. So I would imagine the more penetrated you are with credentialing and other identity management solutions as opposed to just pure phone life cycle management, that you would -- that would embed you more with the customer. And so are there any metrics you can place around that aspect of the work that you're doing for DHS now that you believe will continue to be included in this awaited RFP?

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

Jin Kang - President & Chief Executive Officer
Right. So, I think we have, I wouldn't say a mortar [ph] lock, but I think we’ve got a pretty good, hammerlock on the DHS, telecom lifecycle management scope of work. What we have been making a little bit of progress is, is that we have been working with a contractor that is handling the issuance of all of the digital certificates for DHS. And we are acting as their certificate authority. And what that means is, is that when they issue these certificates, they use our certificate authority and they pay us a fee in order to use that service. So we are making progress, we're working with the credential issuer. I won't name the name here today, but suffice it to say, we are making progress on that front.

Q: Okay. Thank you. And just a last question. When you talked about this the $6 million, three-year SaaS analytics win, is that incremental business with the carrier or is that the run rate that you're already doing with the customer?

Jin Kang - President & Chief Executive Officer
I think you're talking about the software-as-a-service the part that Jason was talking about is, much of it is the rewin and reupping of our contract with DHS into task orders. Jason, did you want to add to that?

Jason Holloway - Chief Sales & Marketing Officer
Yes, Jin, what it is, it's with Soft-ex and that's where it's renewed with the contract with that CSP provider.

Jin Kang - President & Chief Executive Officer
Okay.

Jason Holloway - Chief Sales & Marketing Officer
So that—yes, sorry go ahead, Jin.

Jin Kang - President & Chief Executive Officer
Okay. Sorry about that, Mike. That one is our work with British Telecom. And that's for providing our software-as-a-service. And it's actually not software-as-a-service, but more of a licensing model for that one. And so that's a renewal of the contract and actually it's a small expansion of that work. And so we just recently resigned British Telecom for that and that's a three-year contract.

Q: Okay, great. Thank you very much.

Jin Kang - President & Chief Executive Officer
Okay. There is one other thing that I would like to mention on the coronavirus, and you probably all saw the released news pieces on the Census being delayed. I believe the Census responses have now been delayed for two weeks, but I'd like to give you a little more status on that. And essentially, what's happened there is that the Census response forms then have to be returned, they gave two weeks extension for now. We are business as usual based upon the latest guidance from Census. We are hiring and we're providing training to all of our customer support staff and we are staging devices.

For now, we are being asked to prepare to roll out on schedule. However, the situation is changing daily, so stay tuned. We think that a lot of the schedule will be delayed, but the enumerators will still go out to do the enumeration and collecting of the data. I think the schedule will be squeezed down during the data analysis portion of the census. So we feel that the revenue stream should not be interrupted at this point as far as we know. But it could be, so we will provide you any updates on that as they come.

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

Operator
[Operator instructions]. We will move next to Barry Sine at Spartan Capital Management.

Q: Hi, good afternoon, Jin, and welcome aboard, Kellie.

Kellie Kim - Executive Vice President & CFO
Well, thank you very much, Barry. Appreciate that.

Q: And congratulations for getting the 10-K out so timely in your first quarter, a lot of companies are not going to manage that feat.

Jin Kang - President & Chief Executive Officer
Thank you.

Kellie Kim - Executive Vice President & CFO
Thank you again. It was a pleasure. The process was fantastic.

Q: I want to delve a little bit into the revenue that you just reported for the quarter. The breakdown on page 35 in the 10-K, you have the breakdown between carrier and managed, and as you called out carrier, very low margin, managed is really the reason why you're in business. We did see a decline for the year and a more significant decline for the quarter in managed. And if I look at the 10-K, you do break managed out into three categories and reselling was down. Could you talk about that break down, and why managed services revenue declined for the quarter and for the year?

Kellie Kim - Executive Vice President & CFO
Certainly. Barry, I appreciate the questions. In terms of managed services, we spell out in page 35 in the 10-K in three categories: managed services fees, billable service fees and reselling and other services. Included in managed services fees is also sale of accessories to primarily our existing customers who have managed services with us. So when there is a fluctuation in accessories that does vary from quarter-to-quarter and year-to-year. And so, although there was a growth in managed services it’s sort of muted by the timing in the accessory sale. So in 2018 we had a pretty good increase in accessory sales to several agency of DHS and that's in repeat in 2019. So that's primarily the reason with the 10-K. In the fourth quarter ending December, I'm not able to give out that breakout at this time. That is something we're considering to break out in the 10-Q. And so stay tuned for that.

Q: Okay. That's helpful. Jin, I really appreciate obviously everybody is struggling how to communicate in this period of uncertainty. I really appreciate your candor. Couple follow-up questions on your comments, if you don't mind. I was going to ask you about some of the government agencies that you serve that might benefit what you've already done. So if you can give us a reminder, typically on your contracts, if an agency, say, let's say CDC, increases the number of devices they're using. Does that increase your revenue, or is your revenue fixed regardless the number of devices or does it vary by agency?

Jin Kang - President & Chief Executive Officer
It does increase our revenue because our business model, our cost model is that we charge them per device per month. So as the number of devices go up, that will increase our revenue respectively, corresponding increases.

Q: Okay. And then on the flip side, potential challenges as a result of the current situation, I'm particularly interested in commercial enterprises. And again, on page 36 in the K, you did already have a down year in 2019. I know you've called out American Airlines as an example of commercial. So could you give us a little more sense of what you're looking at, in terms of commercial and what drove that decline in 2019 in commercial revenue?

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

Kellie Kim - Executive Vice President & CFO
Barry, I will take that question. This goes back to even before 2018. When the current management took over in 2017, they evaluated the businesses, lines of businesses and where the business was low margin and did not make sense to continue, those contracts were not pursued for continuation. So in 2018 there was still revenue tail left and in 2019 a lot of the low margin commercial consulting business was discontinued. So we didn't pursue the renewal. And so that's really the drop in the commercial business in 2019.

Q: And then looking forward, the prospect for losing additional business to a [ph] customer like American Airlines, I think you've called out what you do with them, if you can refresh our memory.

Jin Kang - President & Chief Executive Officer
In terms of the commercial, what we did for the American Airlines was we provided them all of the infrastructure for their digital certificate issuance and maintenance. And so that one went away because the American Airlines decided to bring that work in-house. And so it wasn't like we lost it to a competitor, but I believe because of the security environment at the time with all of the Boeing 727s having issues, they believed that this they could keep it more secure by bringing it on to their side. We still maintain the certificate authority business, but they took the O&M piece, which is the hardware and the software piece. They will be moving that to their facilities this year.

Q: Okay. And then, Jin, your comment on your Census contract. There's already talk, for example, about doing the election on an all-by-mail basis. So it sounded like in tenure [ph] of your comments that if they went to a virtual Census and they eliminated sending census takers out in the field to eliminate the risk of exposure, there would be a revenue hit to you if that happened?

Jin Kang - President & Chief Executive Officer
That would definitely be a revenue hit. But the reason why they send out the enumerators is because the folks, when they get these Census forms and now all of the Census actually is sort of conducted online. You do have the option of sending in your paper forms or there's a website that you can go to, to provide that same information. So the Census is, I think what they're thinking is they're going to get a similar response, so they will have to send the enumerators door-to-door because for several reasons.

One is, is that not everyone has connection to the Internet and not everybody takes it so seriously to respond to the Census. And so it's the Census’ estimate that they're going to be training up—I think, at the last count, they've already trained up some 600,000 enumerators because they feel that some of these folks are going to fall by the wayside because of the virus pandemic. But they're still on track to rolling out half a million plus devices. So, we believe that they're going to roll these devices out. But you're right, if they decide that we're going to only go and use the online portal to accept the Census data, that could be a huge hit to our managed services fees.

Q: Okay. And then you also talked about in terms of an opportunity, there's a lot of folks that are either working at home or students, in school, at home. So that's a potential opportunity for you. One challenge that I want to ask about, however, let's say a major school district came to you and said, we want to send iPads out to all of our students. You guys will be well positioned to take a contract like that on. But I'm wondering, I'm already hearing shortages of—Apple had shortages producing phones and BestBuy is out of stock on laptops. Is there an issue getting devices that you're seeing? Is that your responsibility, or is that the customer's responsibility?

Jin Kang - President & Chief Executive Officer
Well, as I said in my remarks is that if there is a protracted downturn in terms of the supply chain where they cannot get these mobile devices from China or other developing countries where they're developed, but they're producing manufacturing these devices, that could be a negative impact. And I don't know what the supply is out there. We have not experienced any issues of getting devices and accessories and equipment yet, but that doesn't mean that there won't be.

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

So the answer is, if there is a long, protracted downturn and there's a disruption to the supply chain, it could definitely impact us. But as you said in your first part of your question is, could that represent an opportunity for us? Absolutely. We are geared towards putting out the mobile devices and devices that allow our workforce to work remotely, study remotely, and also helping them secure those devices. And so that's right in our wheelhouse.

Q: Okay. And one more question, if you'll indulge me.

Jin Kang - President & Chief Executive Officer
Of course.

Q: Just in terms of the guidance you issued, fully understandable you're not going to throw out full-year guidance. But on the 1Q guidance, revenue of $26 million to $31 million 92% of the way into the quarter in terms of business days, and that's a very wide range. Why the wide range when you're going to be closing up quarter next week?

Kellie Kim - Executive Vice President & CFO
Well, we have one more month, March and with the ramping up of Census projects, there is a huge uptake in carrier services. And the carrier services volume, we know what it is. We know estimations, but we don't know the airtime involved in them. And so that will continue in terms of the huge variance or gap in our revenue projection will vary because of that. But it will, yes just—

Jin Kang - President & Chief Executive Officer
Yes, I mean, the timing of the activations of these devices and when they're going to start using them, we don't have all of those numbers yet. And so it could be a huge number where—and it all has to do with the carrier services portion of the revenue. We have a pretty good handle on where the managed services piece is going to be. But it's difficult to measure where that carrier service is going to be.

Q: So you have to wait to get the data back from the carriers to see what kind of usage your customers had, whether it was heavy or light?

Jin Kang - President & Chief Executive Officer
Correct. You hit the nail on the head right there, yes, exactly.

Q: Okay. Understood. Thank you for taking all those questions.

Jin Kang - President & Chief Executive Officer
You're welcome. I did get some additional information. It looks like so far for the Census, there's roughly 11 million people have completed it electronically. So there's still plenty to go, and they did extend the due dates for the Census for a couple of weeks, so let's see how that goes. But my guess is that there's going to be a big requirement for the enumerators to go out there and collect this information.

Operator
At this time, there are no other questions holding. That will conclude our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at wyy@gatewayir.com.

I’d now like to turn the call back to Mr. Kang for any closing remarks.

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Transcript: WidePoint Corp Fourth Quarter and Fiscal Year 2019 Earnings Call March 24, 2020

Jin Kang - President & Chief Executive Officer
Thank you, Jess. There is one other item that I like to cover, and this was a last minute entry here. There was a contract that we are currently bidding on. We are a team with a company called General Dynamics. It was for the Navy, Marine Corp NGEN-R contract, also known as NGEN II. And if you are following the award for that contract was is that, that contract was announced to be awarded to a company called Leidos. That contract award is currently under protest and we are teamed with a company, as I said, General Dynamics, and so we still are hopeful that we may get a part of that award.

However, we are working and we are utilizing our relationship with Leidos because we have relationships with them on the NASA NEST contract and that contract is going very well. And so we are trying to get on that team as well. And so regardless of how this protest goes, we may have an opportunity to provide enterprise mobility management services on the NGEN II contract. So let me finish with that.

And so, again, thank you, operator, and we appreciate everyone taking the time to join us today. As the operator mentioned, that if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again and have a great evening. And please be careful and practice your social distancing and hope to see you all at the next quarterly earnings call. Thank you very much.

Operator
Ladies and gentlemen, we thank you for joining us today for WidePoint's fourth quarter and full-year 2019 conference call. You may now disconnect.

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